Exhibit 99

Accenture Names Gene Reznik Chief Strategy Officer

NEW YORK; Aug. 1, 2018 — Accenture (NYSE: ACN) has named Gene Reznik chief strategy officer, succeeding Omar Abbosh, who the company previously announced has been appointed group chief executive – Communications, Media & Technology. These changes are effective Sept. 1, 2018.

Mr. Reznik is currently senior managing director – Technology Ecosystem & Ventures with responsibility for leading all facets of the Accenture ecosystem and venturing lifecycle, including setting strategy, forming and managing strategic partnerships, developing relationships with venture capital firms and start-ups, and driving Accenture’s innovation agenda. Previously, he held a number of global leadership positions in Accenture’s Communications, Media & Technology operating group.

In his new role as chief strategy officer, Mr. Reznik will be responsible for all aspects of the company’s strategy and investments, including ecosystem strategy and ventures and acquisitions. He will also have management responsibility for Accenture Security and the company’s industry and research programs. Mr. Reznik will join the company’s Global Management Committee.

“I am delighted that Gene will become our new chief strategy officer,” said chairman and CEO Pierre Nanterme. “He has been with Accenture for more than 20 years, and brings to his new role tremendous knowledge of our business and operations, including international experience, as well as unique insight into the global marketplace, competitive landscape and technology ecosystem. I look forward to working with Gene – and with our entire leadership team – as we continue to execute our growth strategy.”

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions – underpinned by the world’s largest delivery network – Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 449,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com